Exhibit (a)(1)(O)

News

March 20, 2018

General Dynamics and CSRA Amend Definitive Merger Agreement to Increase Offer Price to $41.25 Per Share

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) and CSRA (NYSE: CSRA) today announced that they have entered into an amendment to their definitive merger agreement under which General Dynamics will acquire all outstanding shares of CSRA for $41.25 per share in cash, an increase from the prior $40.75 per share offer. The transaction is now valued at $9.7 billion, including the assumption of $2.8 billion in CSRA debt.

In connection with the amended merger agreement, CSRA’s Board of Directors determined that the previously announced unsolicited proposal from CACI International, Inc to acquire CSRA could not reasonably be expected to lead to a Company Superior Proposal (as defined in the merger agreement). In reaching that determination, CSRA’s Board of Directors took into account various factors, including among others, the value, certainty of value, certainty of closing and speed to closing of the General Dynamics offer, as amended, as compared to the CACI proposal. CSRA’s Board of Directors recommends that CSRA stockholders tender their shares of CSRA common stock pursuant to the General Dynamics tender offer.

Under the terms of the merger agreement, as amended, on March 5, 2018, General Dynamics commenced a cash tender offer to purchase all of the outstanding shares of CSRA common stock. Today, the offer price was increased from $40.75 per share to $41.25 per share in cash. The tender offer and any withdrawal rights will expire at 11:59 pm, New York City time, on Monday, April 2, 2018, unless extended. If the tender offer is completed, the parties expect to complete the merger as soon as practicable thereafter. At the effective time of the merger, CSRA will become a wholly owned subsidiary of General Dynamics.

Stone Key Group, LLC is serving as exclusive financial advisor to General Dynamics and Jenner & Block LLP is serving as legal counsel. Evercore and Macquarie Capital are serving as financial advisors to CSRA and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel.

About General Dynamics

Headquartered in Falls Church, Virginia, General Dynamics (NYSE:GD) is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation; combat vehicles, weapon systems and munitions; C4ISR and IT solutions; and shipbuilding. The company’s 2017 revenue was $31 billion. More information is available at www.generaldynamics.com.

About CSRA

CSRA (NYSE:CSRA) is a leading government IT business providing next-generation technology solutions to federal customers. CSRA’s solutions are organized into six service areas: cyber; data and analytics; digital platforms; digital services; enterprise business services; and intelligent business process services. The company’s FY2017 (March) revenue was $5 billion. To learn more about CSRA, visit www.CSRA.com.

Notice to Investors

This press release is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of CSRA stock. On March 5, 2018, Red Hawk Enterprises Corp., a wholly owned subsidiary of General Dynamics (“Merger Sub”), commenced a tender offer to purchase all of the shares of common stock, par value $0.001 per share, of CSRA that are issued and outstanding. On March 20, 2018, the tender office price was increased to a price per share of $41.25, in cash, without interest and less any applicable withholding of taxes. The tender offer expires at 11:59 p.m., New York City time, on Monday, April 2, 2018, unless extended. If the tender offer is extended, we will inform the depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the day on which the tender offer was scheduled to expire. On March 5, 2018, Merger

Sub filed a tender offer statement and related exhibits with the U.S. Securities and Exchange Commission (the “SEC”) and on the same date CSRA filed a solicitation/recommendation statement with respect to the tender offer. Investors and shareholders of CSRA are strongly advised to read the tender offer statement (including the related exhibits) and the solicitation/recommendation statement, as they have been amended and may be amended from time to time, because they contain important information that shareholders should consider before making any decision regarding tendering their shares. The tender offer statement (including the related exhibits) and the solicitation/recommendation statement are available at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement and other documents that Merger Sub files with the SEC are available to all shareholders of CSRA free of charge at www.generaldynamics.com. The solicitation/recommendation statement and the other documents filed by CSRA with the SEC are available to all shareholders of CSRA free of charge at www.CSRA.com.

Additional Information about the Merger and Where to Find It

In connection with the potential merger, CSRA has filed a preliminary proxy statement with the SEC, as well as other relevant materials in connection with the proposed transaction pursuant to the terms of the Agreement and Plan of Merger dated February 9, 2018, among General Dynamics, Merger Sub and CSRA. The materials filed and to be filed by CSRA will be made available to CSRA’s investors and stockholders at no expense to them and copies may be obtained free of charge on CSRA’s website at www.CSRA.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of CSRA are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they contain important information about the merger and the parties to the merger.

CSRA and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of CSRA stockholders in connection with the proposed merger under SEC rules. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of CSRA’s executive officers and directors in the solicitation by reading CSRA’s proxy statement for its 2017 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and the proxy statement filed in connection with the merger and other relevant materials that may be filed with the SEC when they become available. Information concerning the interests of CSRA’s participants in the solicitation, which may, in some cases, be different than those of CSRA’s stockholders generally, are set forth in the proxy statement relating to the merger.

Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the combined company’s business, performance and opportunities, including the ability to deliver more innovative, leading-edge solutions; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of CSRA’s shareholders tendering their shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for CSRA will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (vii) the risk that shareholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (viii) other factors as set forth from time to time in General Dynamics and CSRA’s filings with the SEC, including their respective Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by General Dynamics, Merger Sub and CSRA. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

All forward-looking statements speak only as of the date they were made. General Dynamics, Merger Sub and CSRA do not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

For General Dynamics:

Media contact: Lucy Ryan

Tel: 703 876 3631

lryan@generaldynamics.com

Investor contact: Howard Rubel

Tel: 703 876 3117

hrubel@generaldynamics.com

For CSRA:

Tom Doheny

Communications

thomas.doheny@csra.com

Tel: 571-353-4454

Media contact: Sharon Stern / Nick Lamplough

Joele Frank, Wilkinson Brimmer Katcher

Tel: 212-355-4449

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